UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Tercica, Inc.

(Name of Registrant as Specified In Its Charter)

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TERCICA, INC.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TERCICA, INC., a Delaware corporation. The meeting will be held on Tuesday, June 6, 2006 at 11:30 a.m. local time at 2000 Sierra Point Parkway, Brisbane, California for the following purposes:

1.	To elect three directors to hold office until the 2009 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 17, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/    STEPHEN N. ROSENFIELD

Stephen N. Rosenfield

Secretary

Brisbane, California

April 24, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TERCICA, INC.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

June 6, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Tercica, Inc. is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

Tercica intends to mail this proxy statement and accompanying proxy card on or about May 3, 2006, to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 17, 2006 will be entitled to vote at the Annual Meeting. On this record date, there were 37,537,030 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 17, 2006, your shares were registered directly in your name with Tercica’s transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 17, 2006, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and

•	The ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” each of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. You may vote “For” or “Against,” or abstain from voting with respect to, the ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. Your vote must be received by 1:00 a.m., Central Time, on June 6, 2006 to be counted.

➢	To vote on the Internet, go to http://www.computershare.com/expressvote and enter the information requested on your computer screen and follow the simple instructions. Your vote must be received by 1:00 a.m., Central Time, on June 6, 2006 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Tercica. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 17, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Tercica’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Tercica’s Corporate Secretary at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005.

➢	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2006, to Tercica’s Corporate Secretary at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005. However, if Tercica’s 2007 Annual Meeting of Stockholders is not held between May 7, 2007 and July 6, 2007, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2007 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Tercica’s Corporate Secretary, in writing, not later than the close of business on March 8, 2007. However, if Tercica’s 2006 Annual Meeting of Stockholders is not held between May 7, 2007 and July 6, 2007, then the deadline will be not later than the close of business on the tenth day following the date on which the notice of the date of the 2007 Annual Meeting of Stockholders was mailed, or the tenth day following the date on which public disclosure of the date of the 2007 Annual Meeting of Stockholders was made, whichever occurs first. We also advise you to review Tercica’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2007 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, Tercica’s management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to the ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Tercica’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.

How many votes are needed to approve each proposal?

➢	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only “For” or “Withhold” votes will affect the outcome.

➢	To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006, must receive a “For” vote from a majority of the shares represented and voting either in person or by proxy at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares entitled to vote at the Annual Meeting are represented by stockholders present at the meeting or by proxy. On the record date, there were 37,537,030 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes represented at the meeting, either in person or by proxy, may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in Tercica’s quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Tercica’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by a majority of the remaining directors then in office (or by a sole remaining director). A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has nine members. There are three directors in the class whose term of office expires in 2006 and who are standing for reelection—Alexander Barkas, Ph.D., Dennis Henner, Ph.D. and Mark Leschly. Each of Dr. Barkas, Dr. Henner and Mr. Leschly were recommended for reelection to Tercica’s Board of Directors by the Corporate Governance and Nominating Committee of Tercica’s Board of Directors. Each of the nominees listed below is currently a director of Tercica who was previously appointed by the Board of Directors prior to Tercica’s initial public offering in March 2004. If elected at the Annual Meeting, each of these nominees would serve until the 2009 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until the director’s death, resignation or removal. Tercica does not have a formal policy regarding its directors attendance at annual meetings of stockholders, but Tercica encourages its directors to attend annual meetings of stockholders. Each of Tercica’s directors at the time, other than Drs. Clark and Isaksson, attended the 2005 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Corporate Governance and Nominating Committee of Tercica’s Board of Directors. Each person nominated for election has agreed to serve if elected, and Tercica has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2009 Annual Meeting

Alexander Barkas, Ph.D.

Dr. Alexander Barkas, age 58, has served as Chairman of Tercica’s Board of Directors since August 2003 and has served as a member of Tercica’s Board of Directors since May 2002. Since June 1997, Dr. Barkas has served as a managing member of Prospect Management Co., LLC, a venture capital management company. From 1991 to 1997, he was a partner at Kleiner Perkins Caufield & Byers, a venture capital management company. From 1994 to 1995, he served as Chairman of the board of directors of Connetics Corporation, a pharmaceutical company. From 1993 to 1994, Dr. Barkas also served as Chief Executive Officer and President of Connetics Corporation. Dr. Barkas served as Chief Executive Officer of Geron Corporation, a biotechnology company, from 1992 to 1993, and has been Geron Corporation’s Chairman of the board of directors since 1993. From 1989 to 1991, Dr. Barkas was a founder and served as the Chief Executive Officer of BioBridge Associates, a health care consulting firm. He currently serves as a director for Geron Corporation. Dr. Barkas received his B.A. degree in biology from Brandeis University and his Ph.D. in biology from New York University.

Dennis Henner, Ph.D.

Dr. Dennis Henner, age 55, has served as a member of Tercica’s Board of Directors since May 2002. Dr. Henner is currently a Managing Director of Clarus Ventures, a venture capital management company that he co-founded in December 2005. Since October 2001, Dr. Henner has also been a general partner at MPM

BioVentures III, L.P., a venture capital fund. From May 2001 to October 2001, Dr. Henner was a venture partner at MPM Capital L.P., a venture capital management company. From May 1998 to February 2001, he served as Senior Vice President of Research and a member of the executive, product review and research development committees for Genentech, Inc., a biotechnology company. From April 1996 to May 1998, Dr. Henner served as Vice President of Research for Genentech, Inc. He received his B.A. degree in life sciences and his Ph.D. in microbiology from the University of Virginia.

Mark Leschly

Mr. Mark Leschly, age 37, has served as a member of Tercica’s Board of Directors since July 2003. Since July 1999, Mr. Leschly has been a managing partner with Rho Capital Partners, Inc., an investment and venture capital management company. From 1994 to July 1999, Mr. Leschly was an associate and then a general partner of Healthcare Ventures L.L.C., a venture capital management company. From 1991 to 1993, Mr. Leschly served as a consultant for McKinsey & Company, a management consulting company. Mr. Leschly is currently a director of Diversa Corporation, a biotechnology company, Senomyx, Inc., a biotechnology company, and NitroMed, Inc., a biotechnology company. He received his B.A. degree in history from Harvard University and his M.B.A. from the Stanford Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2007 Annual Meeting

John A. Scarlett, M.D.

Dr. John A. Scarlett, age 55, has served as Tercica’s President and Chief Executive Officer and as a member of Tercica’s Board of Directors since February 2002. From March 1993 to May 2001, Dr. Scarlett served as President and Chief Executive Officer of Sensus Drug Development Corporation, a development stage pharmaceutical company. In 1995, he co-founded Covance Biotechnology Services, Inc., a biotechnology contract manufacturing company, and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as Senior Vice President of Medical and Scientific Affairs at Novo Nordisk Pharmaceuticals, Inc., a wholly owned subsidiary of Novo Nordisk A/S, a pharmaceutical company. From 1985 to 1990, Dr. Scarlett served as Vice President, Clinical Affairs and headed the clinical development group at Greenwich Pharmaceuticals, Inc., a pharmaceutical company. From 1982 to 1985, Dr. Scarlett served as Associate Director and, subsequently, as Director, of Medical Research and Services at Ortho-McNeil Pharmaceuticals, a wholly owned subsidiary of Johnson & Johnson. Dr. Scarlett received his B.A. degree in chemistry from Earlham College and his M.D. from the University of Chicago, Pritzker School of Medicine.

Karin Eastham

Ms. Karin Eastham, age 56, has served as a member of Tercica’s Board of Directors since December 2003. Since May 2004, Ms. Eastham has been Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research and the home to three research centers – a Cancer Center, the Del E. Webb Center for Neuroscience and Aging and a Center for Research on Infectious and Inflammatory Diseases. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer, and Secretary of Diversa Corporation, a genomic technology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from 1976 to 1988. Ms. Eastham also serves as a director for Amylin Pharmaceuticals, Inc., Illumina, Inc., and SGX Pharmaceuticals, Inc. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant and a Certified Director.

Thomas G. Wiggans

Mr. Thomas G. Wiggans, age 54, has served as a member of Tercica’s Board of Directors since April 2005. Since January 2006, Mr. Wiggans has served as Chairman of the Board and Chief Executive Officer of Connetics Corporation, a pharmaceutical company. From July 1994 to December 2005, Mr. Wiggans served as Chief Executive Officer and as a director of Connetics. From July 1994 to February 2005, Mr. Wiggans also served as President of Connetics. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980, he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization (BIO), and the Chairman of the Biotechnology Institute, a non-profit educational organization. He also serves on the Board of Overseers of the Hoover Institution at Stanford University, and the Board of Trustees of the University of Kansas Endowment Association. Mr. Wiggans also serves as a director of Onyx Pharmaceuticals, Inc. Mr. Wiggans received his B.S. in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.

Directors Continuing in Office Until the 2008 Annual Meeting

Ross G. Clark, Ph.D.

Dr. Ross G. Clark, age 55, has served as Tercica’s Chief Technical Officer since May 2002 and as a member of Tercica’s Board of Directors since December 2001. From December 2001 to August 2003, Dr. Clark served as Chairman of Tercica’s Board of Directors. From December 2001 to February 2002, Dr. Clark served as Tercica’s Chief Executive Officer and President. Dr. Clark founded Tercica Limited, Tercica’s predecessor company in New Zealand, in September 2000. Since September 1997, Dr. Clark has served as Professor of Endocrinology at the University of Auckland. From October 1997 to January 2000, Dr. Clark served as Chief Scientist for NeuronZ Limited, a New Zealand biotechnology company. In July 1999, Dr. Clark served as a board member of ViaLactia Biosciences (NZ) Ltd, a biotechnology subsidiary of the New Zealand Dairy Board. From 1990 to 1997, Dr. Clark served as a senior scientist for Genentech, Inc., a biotechnology company. Dr. Clark received his B.Sc., Dip.Sci. and Ph.D. degrees in veterinary physiology from Massey University, New Zealand.

Michael J. Astrue

Mr. Michael J. Astrue, age 49, has served as a member of Tercica’s Board of Directors since August 2005. Since September 2005, Mr. Astrue has been serving as Interim Chief Executive Officer of EPIX Pharmaceuticals, Inc. Previously, he was at Transkaryotic Therapies, Inc., where he was Senior Vice President, Administration, and General Counsel from 2000 to 2003, and then President and Chief Executive Officer from 2003 to 2005. From 1993 to 1999, Mr. Astrue, served as Vice President, Secretary and General Counsel of Biogen, Inc. Mr. Astrue was also a partner at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. from 1992 to 1993. From 1989 to 1992, he was General Counsel of the U.S. Department of Health and Human Services. From 1988 to 1989, Mr. Astrue served as Associate Counsel to former Presidents Ronald Reagan and George H.W. Bush, briefly also serving as White House ethics officer. Prior to that, Mr. Astrue was Counselor to the Commissioner of Social Security at the U.S. Department of Health and Human Services, and was acting Deputy Assistant Secretary for Legislation (Human Services). Mr. Astrue also sits on the boards of ArQule, Inc., CuraGen Corporation, the Massachusetts High Technology Council, and the Kenneth B. Schwartz Center, a non-profit organization dedicated to strengthening the relationship between patients and caregivers in the changing health care system. He formerly was an adjunct instructor at Boston University Law School and at Emerson College. Mr. Astrue received his B.A. magna cum laude from Yale University and his J.D., cum laude, from Harvard University.

David L. Mahoney

Mr. David L. Mahoney, age 51, has served as a member of Tercica’s Board of Directors since October 2004. Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a supply, information and care management products and services company, and Chief Executive Officer of iMcKesson LLC, a healthcare information and connectivity company, from July 1999 to February 2001. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. From 1981 to 1990, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm. Mr. Mahoney also serves on the Board of Directors of Corcept Therapeutics, a pharmaceutical company, and Symantec Corporation, an information and security software and applications company. Mr. Mahoney has a B.A. degree in English from Princeton University and an M.B.A. from Harvard University.

Independence of the Board of Directors

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Tercica, its senior management and its independent registered public accounting firm, Tercica’s Board has affirmatively determined that all of Tercica’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Scarlett, Tercica’s President and Chief Executive Officer, and Dr. Clark, Tercica’s Chief Technical Officer.

Information Regarding the Board of Directors and its Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm. The following table provides membership and meeting information for fiscal 2005 for each of the Board committees:

Name	Audit		Compensation		Governance and Nominating
Michael J. Astrue (1)					X
Alexander Barkas, Ph.D.					X	*
Karin Eastham	X	*
Dennis Henner, Ph.D.			X	*
Wayne Hockmeyer, Ph.D. (2)	X		X
Olle Isaksson, M.D., Ph.D. (1)					X
Mark Leschly (2)	X		X		X
David L. Mahoney	X
Thomas G. Wiggans (2)			X
Total meetings in fiscal year 2005	12		6		4

*	Committee Chairperson.

(1)	Dr. Isaksson resigned from the Board of Directors effective August 16, 2005. In connection with Dr. Isaksson’s resignation, Mr. Astrue was appointed to the Corporate Governance and Nominating Committee.

(2)	Dr. Hockmeyer resigned from the Board of Directors effective April 13, 2005. In connection with Dr. Hockmeyer’s resignation, Mr. Leschly was appointed to the Audit Committee, and Mr. Wiggans was appointed to the Compensation Committee.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Tercica.

Audit Committee

The Audit Committee of the Board of Directors oversees Tercica’s corporate accounting and financial reporting processes and audits of Tercica’s financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee appoints, retains and determines the compensation for, Tercica’s independent registered public accounting firm; reviews and approves the retention of Tercica’s independent registered public accounting firm to perform any proposed permissible non-audit services; oversees and monitors (a) the integrity of Tercica’s financial statements, (b) Tercica’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) the qualifications, independence and performance of Tercica’s independent registered public accounting firm, and (d) Tercica’s internal accounting and financial controls; provides the Board with the results of its monitoring and recommendations, as well as additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board; oversees compliance with Tercica’s Code of Business Conduct and Ethics for Tercica’s directors, officers and other employees relating to matters of internal accounting controls, disclosure controls or auditing matters; confers with management and Tercica’s independent registered public accounting firm regarding the effectiveness of Tercica’s internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Tercica regarding accounting, internal accounting controls or auditing matters and procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review Tercica’s annual audited financial statements and quarterly unaudited financial statements with management and Tercica’s independent registered public accounting firm, including reviewing Tercica’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Three directors currently comprise the Audit Committee: Ms. Eastham, Mr. Leschly and Mr. Mahoney. The Audit Committee met twelve times during the last fiscal year.

The Board of Directors has reviewed the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of Tercica’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Ms. Eastham qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Compensation Committee

The Compensation Committee of the Board of Directors approves and evaluates the overall compensation plans, policies and programs for Tercica. The Compensation Committee reviews and makes recommendations to the Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined; reviews and makes recommendations to the Board for the Chief Executive Officer regarding, and reviews and approves for Tercica’s other executive officers, the following: (a) annual base salary, (b) annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements and provisions, and (e) any other benefits, compensations, compensation policies or arrangements; reviews and makes recommendations to the Board regarding the compensation policy for such other officers as directed by the Board; and administers Tercica’s current benefit plans and makes recommendations to the Board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other plans proposed for adoption. Three directors currently comprise the Compensation Committee: Dr. Henner, Mr. Leschly and Mr. Wiggans. All members of Tercica’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met six times during the last fiscal year.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for reviewing Board structure, composition and practices, and making recommendations on these matters to the

Board; reviewing, soliciting and making recommendations to the Board and the stockholders with respect to candidates for election to the Board; overseeing compliance with Tercica’s Code of Business Conduct and Ethics for Tercica’s directors, officers and other employees relating to matters other than internal accounting controls, disclosure controls or auditing matters; overseeing and monitoring Tercica’s compliance with legal and regulatory requirements, except as compliance relates to financial statements or accounting matters; and reviewing with management any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues with respect to all matters other than with respect to Tercica’s financial statements or accounting policies. Three directors currently comprise the Corporate Governance and Nominating Committee: Mr. Astrue, Dr. Barkas and Mr. Leschly. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Corporate Governance and Nominating Committee met four times during the last fiscal year.

The Corporate Governance and Nominating Committee is responsible for the recruitment of new Board members. Invitations to join the Board are extended by the Chairman of the Board on behalf of the entire Board. With respect to Board qualifications, the Corporate Governance and Nominating Committee takes into consideration: applicable laws and regulations (including those of Nasdaq), skills, experience, integrity, ability to make independent analytical inquiries, understanding of Tercica’s business and business environment, willingness to devote adequate time and effort to Board responsibilities, diversity, age and other relevant factors that vary depending on the specific needs of the Board at any particular time. The Corporate Governance and Nominating Committee reviews candidates for director in the context of the then-current composition, skills and expertise of the Board, the operating requirements of Tercica and the interests of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee discusses such directors and makes a recommendation to the Board regarding their being nominated for election to the Board. In the case of new director candidates, the Corporate Governance and Nominating Committee determines whether nominees must be independent for Nasdaq purposes, based upon Nasdaq listing standards and applicable SEC rules and regulations. The Corporate Governance and Nominating Committee then identifies potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, Tercica has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates qualifications. The Committee, Chief Executive Officer and Chairman then interview candidates that the Corporate Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board, which will then vote on the nominee.

The Corporate Governance and Nominating Committee will consider, but not necessarily recommend to the Board, director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005. Recommendations must be delivered no sooner than 120 and no later than 90 days prior to the anniversary date of the mailing of Tercica’s proxy statement for the last annual meeting of stockholders. Tercica intends to mail this proxy statement on or about May 3, 2006, to all stockholders of record entitled to vote at the Annual Meeting. Accordingly, for the 2007 Annual Meeting of Stockholders, your recommendation must be received not later than the close of business on February 2, 2007, nor earlier than the close of business on January 3, 2007. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Tercica’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Corporate Governance and Nominating Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of Tercica’s voting stock.

Meetings of the Board of Directors

The Board of Directors met 14 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications With the Board of Directors

Tercica’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders may send written communications to the Board or any of the directors, by certified mail only, c/o Chairman or Secretary, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005. All such written communications will be compiled by the Chairman or Secretary of Tercica and submitted to the full Board, or the individual directors, as the case may be, within a reasonably timely period.

Code of Business Conduct and Ethics

Tercica’s Code of Business Conduct and Ethics (which includes code of ethics provisions applicable to Tercica’s directors, principal executive officer and principal financial officer) is available in the Corporate Governance section of Tercica’s website at http://investor.tercica.com/governance/index.cfm. Tercica intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on its website at the address and the location specified above. Copies of Tercica’s Code of Business Conduct and Ethics are also available without charge by contacting Tercica’s Investor Relations department at (650) 624-4949.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

From January 2005 to April 2005, the Audit Committee of the Board of Directors was comprised of Dr. Hockmeyer, Ms. Eastham and Mr. Mahoney. In connection with Dr. Hockmeyer’s resignation from the Board of Directors in April 2005, Mr. Leschly was appointed to Audit Committee. Since that time, the Audit Committee has been comprised of Ms. Eastham, Mr. Leschly and Mr. Mahoney. All members of Tercica’s Audit Committee are independent (as independence is defined in Rules 4200(a)(15) and 4350(d) of the Nasdaq listing standards). The Audit Committee is governed by a written Audit Committee Charter adopted by the Board of Directors.

The Audit Committee oversees Tercica’s corporate accounting and financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Tercica’s 2005 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of Tercica’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee reviewed with Tercica’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Tercica’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee has discussed with Tercica’s independent registered public accounting firm its independence from management and Tercica, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the independence of Tercica’s independent registered public accounting firm.

The Audit Committee discussed with Tercica’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluation of Tercica’s internal control over financial reporting, and the overall quality of Tercica’s financial reporting. The Audit Committee held twelve meetings during the fiscal year ended December 31, 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Tercica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

AUDIT COMMITTEE

Karin Eastham, Chair

Mark Leschly

David L. Mahoney

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Tercica under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and the Board has directed management to submit the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Tercica’s financial statements since its inception in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Tercica’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm. However, the Board, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tercica and its stockholders.

The affirmative vote of the holders of a majority of the shares represented and voting either in person or by proxy will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this matter and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Tercica for the fiscal years ended December 31, 2005 and 2004, by Ernst & Young LLP, Tercica’s independent registered public accounting firm:

	Fiscal Year Ended December 31,
	2005	2004
Audit Fees (1)	$525,000	$403,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	20,000	13,000
All Other Fees (4)	—	19,000

Total Fees	$545,000	$435,000

(1) Audit Fees. Consists of fees billed for professional services rendered for the audit of Tercica’s financial statements and review of the interim financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Tercica’s financial statements and are not reported under “Audit Fees.” There were no audit-related fees billed to Tercica for services rendered during fiscal 2005 and fiscal 2004.

(3) Tax Fees. Consists of fees billed for professional services for federal and state tax compliance, tax planning and tax advice, which consists of technical tax consulting. During fiscal 2005 and fiscal 2004, these services included federal and state tax compliance, tax planning and tax advice.

(4) All Other Fees. Consists of fees for products and services other than the services described above. During fiscal 2005, Ernst & Young LLP did not provide any such products or services to Tercica. During fiscal 2004, these fees related to a special project concerning an audit of the 2003 expenses incurred by Tercica’s contract manufacturer.

Because Tercica’s initial public offering occurred on March 17, 2004, Tercica’s Audit Committee was not required to, and did not pre-approve, all of the fees described above in 2004. After the commencement of Tercica’s initial public offering, Tercica’s Audit Committee began pre-approving all audit and permissible non-audit services by Ernst & Young LLP and has pre-approved all new services since that time.

Pre-Approval Policies and Procedures

Tercica’s Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, Tercica’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Ernst & Young LLP to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of Ernst & Young LLP to render that service. When the Audit Committee chairperson pre-approves any services, the Audit Committee is advised immediately and at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, Tercica does not engage Ernst & Young LLP to render audit or permissible non-audit services pursuant to pre-approval policies and procedures or otherwise, unless the engagement to provide such services has been approved by Tercica’s Audit Committee, or the Audit Committee chairperson, in advance. Tercica’s Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Tercica’s common stock as of April 3, 2006 (except as otherwise noted) by: (i) each director and nominee for director; (ii) each of Tercica’s executive officers named in the Summary Compensation Table presented later in this proxy statement; (iii) all executive officers and directors of Tercica as a group; and (iv) each person or group of affiliated persons known by Tercica to be the beneficial owner of more than five percent of its common stock.

	Beneficial Ownership(1)
	Shares	Percent of Total
5% Stockholders:
Entities affiliated with MPM Capital L.P. (2)	6,893,018	18.3%
Prospect Management Co. II, LLC (3)	3,063,540	8.2%
Rho Capital Partners, Inc. (4)	3,004,951	8.0%
MedImmune, Inc. (5)	2,996,250	8.0%
The Bank of New York, Co., Inc. (6)	1,877,761	5.0%

Directors and Executive Officers:
John A. Scarlett, M.D. (7)	1,320,904	3.5%
Ross G. Clark, Ph.D. (8)	722,729	1.9%
Stephen N. Rosenfield (9)	343,333	*
Thorsten von Stein, M.D., Ph.D. (10)	220,000	*
Andrew Grethlein, Ph.D. (11)	269,548	*
Michael J. Astrue (12)	22,500	*
Alexander Barkas, Ph.D. (13)	3,140,079	8.4%
Karin Eastham (14)	33,750	*
Dennis Henner, Ph.D. (15)	6,893,018	18.3%
Mark Leschly (16)	3,038,701	8.1%
David L. Mahoney (17)	33,750	*
Thomas Wiggans (18)	22,590	*
All directors and executive officers as a group (15 persons) (19)	16,703,963	42.0%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Tercica believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 37,537,030 shares outstanding on April 3, 2006, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(2)	Represents 5,707,936 shares held by MPM BioVentures III-QP, L.P., 482,343 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG, 383,776 shares held by MPM BioVentures III, L.P., 112,772 shares held by MPM Asset Management Investors 2002 BVIII LLC, 172,441 shares held by MPM BioVentures III Parallel Fund, L.P., and options to purchase 33,750 shares of common stock granted to Dr. Henner, one of Tercica’s directors, that may be exercised pursuant to early exercise agreements, of which 7,500 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006. Dr. Henner is obligated to transfer any shares issued pursuant to the exercise of such options to MPM BioVentures III, L.P. Dr. Henner is a general partner at MPM BioVentures III, L.P., and holds voting and dispositive power for the shares held of record by the stockholders listed above. Dr. Henner disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. MPM Capital L.P. is the management company affiliated with the stockholders listed above. The address for MPM Capital L.P. is 111 Huntington Avenue, 31st Floor, Boston, MA 02199.

(3)	Represents 3,017,588 shares held by Prospect Venture Partners II, L.P. and 45,952 shares held by Prospect Associates II, L.P. Dr. Barkas, one of Tercica’s directors, is a managing member of Prospect Management Co. II, LLC, the General Partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and, together with the other managing members of Prospect Management Co. II, LLC, holds voting and dispositive power for the shares held of record by the stockholders listed above. Dr. Barkas disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for Prospect Management Co. II, LLC is 435 Tasso Street, Suite 200, Palo Alto, California 94301.

(4)	Represents 829,210 shares held by Rho Management Trust I, 374,629 shares held by Rho Ventures IV, L.P., 881,971 shares held by Rho Ventures IV (QP), L.P. and 919,141 shares held by Rho Ventures IV GmbH & Co. Beteiligungs KG. These stockholders are affiliated with the management company, Rho Capital Partners, Inc. Mr. Leschly, one of Tercica’s directors, is a managing member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a managing director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a managing partner of the investment advisor to Rho Management Trust I. Mr. Leschly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.

(5)	Represents shares held by MedImmune Ventures, Inc., a wholly-owned venture capital subsidiary of MedImmune, Inc. Wayne T. Hockmeyer is the president of MedImmune Ventures, Inc. and is on an investment committee that holds voting and dispositive power over these shares owned by MedImmune Ventures, Inc. Dr. Hockmeyer resigned from Tercica’s Board of Directors effective April 13, 2005. Dr. Hockmeyer disclaims beneficial ownership of these shares. The address for MedImmune, Inc. is One MedImmune Way, Gaithersburg, Maryland 20878.

(6)	Based solely on a Schedule 13G filed with the SEC on February 15, 2006, reporting beneficial ownership as of December 31, 2005. Pursuant to the Schedule 13G, the Bank of New York Co., Inc. and the Bank of New York share voting and dispositive power over such shares. The address of the Bank of New York Co., Inc. is One Wall Street, New York, NY 10004.

(7)	Includes 602,352 shares purchased pursuant to early exercised options, of which 27,344 shares are subject to Tercica’s right of repurchase within 60 days of April 3, 2006, options to purchase 400,000 shares of common stock that may be exercised pursuant to early exercise agreements, of which 356,250 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006, 153,651 shares of common stock held by The John A. Scarlett 1999 Trust U/A dtd November 26, 1999, and 154,901 shares held by The Susan E. Scarlett 1999 Trust U/A dtd November 26, 1999.

(8)	Represents 62,847 shares purchased pursuant to early exercised options, of which 11,719 shares are subject to Tercica’s right of repurchase within 60 days of April 3, 2006, 3,490 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan, options to purchase 100,000 shares of common stock that may be exercised pursuant to early exercise agreements, of which 85,417 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006, and 556,392 shares held by Boat Harbour Ltd.

(9)	Includes options to purchase 333,333 shares of common stock that may be exercised pursuant to early exercise agreements, of which 245,000 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006.

(10)	Represents options to purchase 220,000 shares of common stock that may be exercised pursuant to early exercise agreements, of which 183,334 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006.

(11)	Represents 2,882 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan and options to purchase 266,666 shares of common stock that may be exercised pursuant to early exercise agreements, of which 176,043 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006.

(12)	Represents an option to purchase 22,500 shares of common stock that may be exercised pursuant to early exercise agreements, all of which shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006.

(13)	Includes options to purchase 58,750 shares of common stock that may be exercised pursuant to early exercise agreements, of which 11,250 will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006, and the shares described in Note (3) above. Dr. Barkas disclaims beneficial ownership of shares described in Note (3) above, except to the extent of his pecuniary interest therein.

(14)	Includes an option to purchase 23,750 shares of common stock that may be exercised pursuant to early exercise agreements, of which 7,500 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006.

(15)	Represents the shares listed in Note (2) above. Dr. Henner disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(16)	Represents options to purchase 33,750 shares of common stock that may be exercised pursuant to early exercise agreements, of which 7,500 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006, and the shares described in Note (4) above. Mr. Leschly disclaims beneficial ownership of the shares described in Note (4) above, except to the extent of his pecuniary interest therein.

(17)	Represents options to purchase 33,750 shares of common stock that may be exercised pursuant to early exercise agreements, of which 15,000 will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006.

(18)	Includes an option to purchase 22,500 shares of common stock that may be exercised pursuant to early exercise agreements, of which 15,000 will be unvested and subject to Tercica’s right of repurchase within 60 days of April 3, 2006.

(19)	Includes 9,683 shares acquired through Tercica’s 2004 Employee Stock Purchase Plan, 675,199 shares purchased pursuant to early exercise agreements, of which 39,063 shares are subject to Tercica’s right of repurchase within 60 days of April 3, 2006, and options to purchase 2,187,499 shares of common stock, of which 1,665,003 shares are subject to Tercica’s right of repurchase if such options are either exercised or early exercised pursuant to option agreements within 60 days of April 3, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Tercica’s directors and executive officers, and persons who own more than ten percent of a registered class of Tercica’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Tercica’s common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Tercica with copies of all Section 16(a) forms they file.

To Tercica’s knowledge, based solely on a review of the copies of such reports furnished to Tercica and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to Tercica’s officers, directors and greater than ten percent beneficial owners were complied with, except as follows:

•	Each of John A. Scarlett, M.D., Ross G. Clark, Ph.D., Stephen N. Rosenfield, Timothy P. Lynch, Thomas H. Silberg, Andrew Grethlein, Ph.D. and Michael Parker filed a late report on Form 4 with respect to stock options granted to such executive officers in March 2005.

•	Thomas G. Wiggans failed to file a report on Form 4 with respect to an in-kind distribution of shares from a limited partnership of which Mr. Wiggans is a limited partner. This omission was corrected by the reporting of the acquisition of these shares in his year-end Form 5.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Tercica’s equity compensation plans in effect as of December 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,851,468	$7.71	1,338,988	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,851,468	$7.71	1,338,988	(1)

(1)	Of these shares, 152,101 shares remained available for the grant of future rights under Tercica’s 2004 Employee Stock Purchase Plan as of December 31, 2005.

EXECUTIVE COMPENSATION

Compensation of Directors

Cash Compensation Arrangements

Each non-employee director of Tercica currently receives $15,000 per year, which accrues quarterly, plus $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended by telephone. Tercica also pays the members, other than the chair, of each committee of the Board $1,000 per committee meeting, and the chair of each committee $2,000 per committee meeting. In the fiscal year ended December 31, 2005, the total compensation earned by non-employee directors was $298,041. With regard to Dr. Hockmeyer’s services, this compensation was paid directly to MedImmune Ventures, Inc., and with regard to Dr. Henner’s services, this compensation was paid directly to MPM Asset Management, LLC for the benefit of MPM BioVentures III, L.P. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Tercica’s policy.

Equity Compensation Arrangements

Each non-employee director of Tercica is also eligible to receive stock option grants under Tercica’s 2004 Stock Plan, which became effective on the day prior to the closing of Tercica’s initial public offering in March 2004. Under the 2004 Stock Plan, any new non-employee director joining Tercica’s Board will automatically receive an option to purchase 22,500 shares of common stock. In addition, non-employee directors, who have been directors for at least six months, are entitled to receive a subsequent annual stock option grant to purchase 11,250 shares, or 22,500 shares for a non-employee director who also is the Chairman of the Board, following each annual meeting of Tercica’s stockholders. All options granted to non-employee directors under the automatic grant provisions of the 2004 Stock Plan have a term of ten years and an exercise price equal to fair market value on the date of grant. Each initial option becomes exercisable as to one-third of the shares subject to the option on each anniversary of the date of grant, provided the non-employee director remains a service provider on such dates. Each annual option grant becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant, provided the non-employee director remains a service provider on such date. Under the 2004 Stock Plan, in the event of Tercica’s “change of control,” the successor corporation may assume or substitute an equivalent award for each outstanding option. If there is no assumption or substitution of outstanding options, the administrator will provide notice to the recipient that he or she has the right to exercise the option as to all of the shares subject to the award, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The award will terminate upon the expiration of the 15-day period. Under the 2004 Stock Plan, in the event a non-employee director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options will fully vest and become immediately exercisable. During the last fiscal year, Tercica granted options under the 2004 Stock Plan to its non-employee directors covering an aggregate of 123,750 shares in the individual amounts of 11,250 shares to each of Dr. Henner, Ms. Eastham, Dr. Isaksson, Mr. Leschly and Mr. Mahoney at an exercise price of $8.25 per share, 22,500 shares to Dr. Barkas at an exercise price of $8.25 per share, 22,500 shares to Mr. Astrue at an exercise price of $8.57 per share, and 22,500 shares to Mr. Wiggans at an exercise price of $7.77 per share. Options granted during the last fiscal year had exercise prices equal to 100% of the fair market value of Tercica’s common stock on the date of grant.

Compensation of Executive Officers

Summary of Cash and Certain Other Compensation

The following table shows for the fiscal years ended December 31, 2003, 2004 and 2005 compensation awarded or paid to, or earned by, Tercica’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation				Long-Term Compensation Awards	All Other Compensation($)(2)
Name and Principal Position		Salary($)	Bonus($)(1)	Other Annual Compensation($)		Securities Underlying Options(#)
John A. Scarlett, M.D. President and Chief Executive Officer	2005	340,000	200,000	53,755	(3)	150,000	372
	2004	305,000	140,000	56,296	(4)	—	420
	2003	280,000	—	52,258	(5)	87,500	136

Ross G. Clark, Ph.D. Chief Technical Officer	2005	240,000	77,760	18,045	(6)	50,000	372
	2004	225,000	60,000	12,372	(7)	—	420
	2003	225,000	—	17,530	(8)	37,500	136

Stephen N. Rosenfield Executive Vice President, Legal Affairs, General Counsel and Secretary	2005	265,000	125,170	13,330	(9)	70,000	372
	2004	96,970	30,000	3,464	(10)	180,000	70
	2003	—	—	—		—	—

Thorsten von Stein, M.D., Ph.D. Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs	2005	253,202	82,037	9,736	(10)	110,000	343
	2004	—	—	—		—	—
	2003	—	—	—		—	—

Andrew Grethlein, Ph.D. Senior Vice President, Pharmaceutical Operations	2005	240,519	81,559	3,947	(10)	100,000	372
	2004	212,500	50,000	10,900	(10)	—	420
	2003	156,359	—	24,312	(11)	100,000	136

(1)	Other than with respect to Mr. Rosenfield, represents amounts earned in respect of 2004 and 2005 but paid in 2005 and 2006 at the election of Tercica. A portion of Mr. Rosenfield’s total bonus earned in 2005 was paid in 2005 and the remaining portion was paid in 2006. No bonuses were earned by the Named Executive Officers in respect of 2003.

(2)	Represents life insurance premiums.

(3)	Includes $24,000 related to housing, $13,251 related to travel incentives and $16,504 related to health and dental benefits.

(4)	Includes $24,000 related to housing, $11,395 related to travel incentives and $20,901 related to health and dental benefits.

(5)	Includes $21,600 related to housing, $12,676 related to travel incentives and $17,982 related to health and dental benefits.

(6)	Includes $9,948 related to travel incentives and $8,097 related to health and dental benefits.

(7)	Includes $5,585 related to travel incentives and $6,787 related to health and dental benefits.

(8)	Includes $9,005 related to travel incentives and $8,525 related to health and dental benefits.

(9)	Includes $400 related to professional development and $12,930 related to health and dental benefits.

(10)	Represents health and dental benefits.

(11)	Includes $17,000 related to travel incentives and $7,312 related to health and dental benefits.

Stock Option Grants And Exercises

The following tables show for the fiscal year ended December 31, 2005 certain information regarding options granted to, exercised by and held at year end by, each of the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(3)
	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in 2005(%)(2)	Exercise Price Per Share($)	Expiration Date

Name					5%	10%
John A. Scarlett, M.D.	150,000	7.66	8.32	3/15/2015	784,860	1,988,991
Ross G. Clark, Ph.D.	50,000	2.55	8.29	3/17/2015	260,677	660,606
Stephen N. Rosenfield	20,000	1.02	8.29	3/17/2015	104,271	264,242
Stephen N. Rosenfield	50,000	2.55	8.57	8/16/2015	269,481	682,919
Thorsten von Stein, M.D., Ph.D.	110,000	5.61	9.96	1/04/2015	689,017	1,746,104
Andrew Grethlein, Ph.D.	50,000	2.55	8.29	3/17/2015	260,677	660,606
Andrew Grethlein, Ph.D.	50,000	2.55	8.57	8/16/2015	269,481	682,919

(1)	The options have a ten-year term, subject to earlier termination upon death, disability or termination of employment. 25% of the shares subject to the options vest on the one year anniversary of the date of grant, with the remaining shares vesting in equal monthly installments over the next three years, subject to acceleration as described under the caption “Employment Contracts, Termination of Employment and Change of Control Arrangements” below. The options may be exercised prior to vesting pursuant to early exercise agreements. The exercise price per share was equal to the fair market value of Tercica’s common stock on the date of grant. The exercise price may be paid in cash, in shares of Tercica’s common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(2)	The percentage shown under “Percent of Total Options Granted to Employees in 2005” is based on options to purchase an aggregate of 1,959,200 shares granted to Tercica’s employees during 2005.

(3)	The potential realizable value is calculated based on the ten-year term of the option at the time of grant, compounded annually. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. Appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent Tercica’s prediction of its stock price performance. Actual gains, if any, on option exercises are dependent on the future performance of Tercica’s common stock and overall market conditions.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-The-Money Options at December 31, 2005($)(2)
Name			Exercisable(1)	Unexercisable	Exercisable(1)	Unexercisable
John A. Scarlett, M.D.	—	—	150,000	—	—	—
Ross G. Clark, Ph.D.	—	—	112,847	—	380,474	—
Stephen N. Rosenfield	—	—	250,000	—	—	—
Thorsten von Stein, M.D., Ph.D.	—	—	110,000	—	—	—
Andrew Grethlein, Ph.D.	—	—	200,000	—	662,000	—

(1)	Stock options may be exercised pursuant to early exercise agreements.

(2)	Amounts presented under the caption “Value of Unexercised In-The-Money Options at December 31, 2005” are based on the closing price per share of Tercica’s common stock as of December 30, 2005 of $7.17 per share, less the exercise price payable for such shares, multiplied by the number of shares subject to the stock option, without taking into account any taxes that might be payable in connection with the transaction. These values have not been, and may never be, realized.

Employment Contracts, Termination of Employment and Change of Control Arrangements

John A. Scarlett, M.D.

In February 2002, Tercica entered into an employment agreement that was amended in May 2002 and February 2005, and a restricted common stock purchase agreement for the purchase of 328,158 shares of common stock, with John A. Scarlett, Tercica’s President and Chief Executive Officer. Pursuant to the agreement, Dr. Scarlett purchased 328,158 shares of common stock at a price of $0.00625 per share. Of the 328,158 shares of common stock purchased in February 2002, 186,904 shares were initially subject to vesting and a right of repurchase in favor of Tercica. With respect to these shares, Tercica’s right of repurchase lapsed as to 46,726 of these shares in February 2003, and lapsed at the rate of 3,893 shares each month thereafter until Tercica’s right of repurchase lapsed in full in February 2006. In addition, pursuant to the amendment to Dr. Scarlett’s employment agreement, in June 2002, Dr. Scarlett was granted an option to purchase 514,852 shares of Tercica’s common stock, representing 5.078% of the total outstanding equity shares calculated on a fully diluted basis after taking into account the issuance of Tercica’s Series A preferred stock on the date of grant. Dr. Scarlett purchased these shares pursuant to a restricted stock purchase agreement in December 2002. With respect to the shares purchased in December 2002, Tercica’s right of repurchase lapsed as to 25% of the shares in May 2003, and lapses at the rate of 10,726 shares each month thereafter until Tercica’s right of repurchase lapses in full in May 2006. In the event that Dr. Scarlett is terminated without cause or terminates his own employment for good reason prior to a change of control, as these terms are defined in his employment agreement, or is terminated on or after 12 months following of a change of control, he will be entitled to 12 months salary and 12 months accelerated vesting on all of his options and equity grants, as well as reimbursement of all health care premiums for 12 months. In the event that Dr. Scarlett is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, he will be entitled to 24 months salary and fully accelerated vesting on all of his options and equity grants, as well as reimbursement of all health care premiums for 18 months.

Ross G. Clark, Ph.D.

In May 2002, Tercica entered into an employment agreement that was amended in February 2005 with Ross G. Clark, Tercica’s Chief Technical Officer, pursuant to which Dr. Clark was granted an option to purchase 25,347 shares of Tercica’s common stock, representing 0.25% of Tercica’s total outstanding equity shares calculated on a fully diluted basis after taking into account the issuance of Tercica’s Series A preferred stock on the date of grant. These shares vested 25% upon the one-year anniversary date of the date of grant and continue to vest at a rate of 528 shares per month thereafter. Under the employment agreement, as amended, in the event that Dr. Clark is terminated without cause or terminates his own employment for good reason prior to a change of control, as these terms are defined in the agreement, or is terminated on or after 12 months following a change of control, he will be entitled to 12 months salary and 12 months accelerated vesting on all of his options and equity grants, as well as reimbursement of all health care premiums for 12 months. In the event that Dr. Clark is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, he will be entitled to 12 months salary and fully accelerated vesting on all of his options and equity grants, as well as reimbursement of all health care premiums for 18 months.

Stephen N. Rosenfield

In June 2004, Tercica entered into an employment agreement, that was amended in February 2005, with Stephen N. Rosenfield, Tercica’s Executive Vice President of Legal Affairs, General Counsel and Secretary.

Mr. Rosenfield was granted an option to purchase 180,000 shares of Tercica’s common stock. These shares will vest 25% upon the one-year anniversary date of the date of grant and continue to vest at a rate of 3,750 shares a month thereafter. In the event that Mr. Rosenfield is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in the agreement, he will be entitled to severance pay equal to 12 months salary and all of the unvested stock option shares will be accelerated so as to vest as of the date of termination. In the event that Mr. Rosenfield is terminated without cause at any time not within 12 months of a change in control, he will be entitled to six months salary.

Thorsten von Stein, M.D., Ph.D.

In December 2004, Tercica entered into an employment agreement with Thorsten von Stein, M.D., Ph.D., Tercica’s Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs. Dr. von Stein was granted an option to purchase 110,000 shares of Tercica’s common stock. In the event that Dr. von Stein is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in the agreement, he will be entitled to severance pay equal to six months salary and 50% of his unvested stock option shares will be accelerated so as to vest as of the date of termination. In the event that Dr. von Stein is terminated without cause at any time not within 12 months of a change in control, he will be entitled to six months salary.

Andrew Grethlein, Ph.D.

In March 2003, Tercica entered into an employment agreement with Andrew Grethlein, Tercica’s Senior Vice President, Pharmaceutical Operations. Dr. Grethlein was granted an option to purchase 87,500 shares of Tercica’s common stock. These shares vested 25% upon the one-year anniversary date of the date of grant and continue to vest at a rate of 1,823 shares a month thereafter. In the event that Dr. Grethlein is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in the agreement, he will be entitled to severance pay equal to six months salary and 50% of the unvested stock option shares will be accelerated so as to vest as of the date of termination. In the event that Dr. Grethlein is terminated without cause at any time not within 12 months of a change in control, he will be entitled to three months salary.

Compensation Committee Interlocks and Insider Participation

During 2005, Tercica’s Compensation Committee was comprised of Dr. Henner, Mr. Leschly and Dr. Hockmeyer, until his resignation from Tercica’s Board of Directors in April 2005. Since April 2005, Tercica’s Compensation Committee has been comprised of Dr. Henner, Mr. Leschly and Mr. Wiggans. No member of the Compensation Committee is or was formerly an officer or employee of Tercica. None of Tercica’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on Tercica’s Board or Compensation Committee.

Certain Relationships and Related Transactions

Investor Rights Agreement

Tercica, the prior holders of Tercica’s preferred stock and Dr. Scarlett, Dr. Clark and Dr. Isaksson, one of Tercica’s former directors, have entered into an agreement pursuant to which these stockholders will be entitled to require Tercica to register their shares under the Securities Act, subject to limitations and restrictions, on two occasions. Also, if at anytime Tercica proposes to register any of its securities under the Securities Act of 1933, as amended, either for Tercica’s account or for the account of other securities holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at Tercica’s expense, their shares of Tercica’s common stock in the registration. In addition, these stockholders may require Tercica, at Tercica’s expense and on not more than two occasions in any 12-month period, to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering their shares of Tercica’s common stock when registration of Tercica’s shares under this form becomes possible. These rights terminate on the earlier of five years after the effective date of Tercica’s initial offering public offering in March 2004, or, with respect to an individual stockholder, when such holder is able to sell all his shares pursuant to Rule 144 under the Securities Act in any 90-day period. These registration rights are subject to conditions and limitations, including the right of underwriters to limit the number of shares of Tercica’s common stock included in the registration statement.

Director and Officer Indemnification

Tercica’s restated certificate of incorporation contains provisions limiting the liability of Tercica’s directors. Tercica’s bylaws provide that Tercica must indemnify its directors and officers and may indemnify Tercica’s other employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Tercica’s bylaws also permit Tercica to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether Tercica’s bylaws would otherwise permit indemnification. Tercica has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Tercica believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Tercica also maintain directors’ and officers’ liability insurance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION(1)

To: The Board of Directors

The Compensation Committee oversees Tercica’s overall compensation program for its employees and executive officers. In addition, the Committee evaluates the performance and recommends the compensation of the Chief Executive Officer to the Board of Directors. The Committee is comprised entirely of independent directors who are not officers or employees of Tercica.

Compensation Philosophy

During 2005, Tercica’s compensation program was designed to:

•	reward employees for Tercica’s overall performance and for individual performance with respect to goals, responsibilities and adherence to company values;

•	attract and retain individuals who are capable of leading Tercica in achieving its business objectives in an industry characterized by competitiveness, growth and a challenging business environment; and

•	provide substantial alignment of management’s interests with the long-term interests of stockholders.

The Committee believes that Tercica’s compensation program is consistent with the Committee’s policy of maximizing stockholder value over time.

Compensation Survey

In 2005, the Committee engaged the services of an independent compensation and benefits consulting company in order to conduct a survey and review of Tercica’s salary, bonus, stock incentive award and benefits history for executive officers, compared to a group of biotechnology and pharmaceutical companies of a size and complexity similar to that of Tercica. Based on the analysis, the consultant concluded that the levels of executive compensation provided during 2005 were generally competitive with the levels offered by the comparator companies surveyed, although in individual cases, certain individuals were above and certain individuals were below competitive norms.

Factors Affecting the Evaluation of Executive Performance

Executive officers are evaluated with respect to their achievement of their individual goals and responsibilities, adherence to Tercica’s core values and the achievement of the annual company-wide goals set by the Board of Directors. For 2005, Tercica’s successful filing of a new drug application (“NDA”) and resultant FDA marketing approval for Increlex™ were assigned significant weight. Future compensation for executive officers will continue to be based in large part on Tercica’s ability to effectively develop and implement strategies and performance that enable Tercica to achieve its company-wide goals and enhance stockholder value. In this regard, the Board of Directors adopted Tercica’s Incentive Compensation Plan in February 2006. The Incentive Compensation Plan, which is administered by the Committee, is designed to offer incentive compensation (i.e., bonuses and salary increases, including for promotions) to eligible employees of Tercica, including executive officers, by rewarding achievement of corporate goals and individual performance objectives. Under the Incentive Compensation Plan, the Board of Directors approves annual corporate goals, which generally include clinical and regulatory goals, commercial goals relating to product sales, clinical and development objectives relating to projects in Tercica’s pipeline, financial goals and manufacturing objectives.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Tercica under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Each employee also has individual performance objectives (i.e., goals and responsibilities) that are determined at the beginning of each year. The Plan provides for the payment of cash compensation to employees at various levels depending on the extent that corporate goals and individual performance objectives are achieved. For 2006 and beyond, executive officer salary and cash bonus awards will be determined in accordance with the Incentive Compensation Plan.

Executive Officer Salaries

Salaries for executive officers are based principally on the Committee’s evaluation of individual job performance, an assessment of the salaries paid by similar companies to executive officers holding equivalent positions, and, with respect to executive officers other than the Chief Executive Officer, recommendations made by the Human Resources group and the Chief Executive Officer. In setting salaries, the Committee neither bases its considerations on any single factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates individual performance against that mix both in absolute terms and in relation to other company executives. The 2005 salaries of the Named Executive Officers are shown in the “Salary” column of the table captioned “Summary Compensation Table” appearing elsewhere in this proxy statement.

Executive Officer Bonuses

With the exception of a one-time, discretionary cash bonus awarded to Mr. Rosenfield in August 2005 for exemplary individual performance, executive officer bonuses for 2005 were determined in accordance with the criteria set forth under the Incentive Compensation Plan and were awarded in 2006. As set forth under the Incentive Compensation Plan, the total size of the potential company-wide bonus pool is determined each year by the Committee. The extent to which Tercica meets, exceeds or falls short of the corporate goals approved by the Board of Directors for each year, as determined by the Committee, determines the amount of funds available in the company-wide bonus pool for that year. The bonus pool is allocated among eligible employees based on recommendations from management and, with respect to executive officers, approval by the Committee, and with respect to the Chief Executive Officer, by the Board of Directors. With respect to cash bonuses, each executive officer is assigned a target cash bonus based on a percentage of base salary and a combination of Tercica’s performance with respect to its corporate goals and the individual’s performance with respect to his or her personal performance objectives. Bonuses for 2005 were based on each executive officer’s achievement of individual performance objectives and demonstration of Tercica’s core values, as well as an assessment of the executive’s contribution to the achievement of Tercica’s 2005 corporate goals, which included the filing of Tercica’s NDA and resultant FDA marketing approval. Executive officer bonuses for 2005 were generally awarded above target levels because of Tercica’s and the executive officers’ excellent 2005 performance of corporate and individual performance goals. The bonuses awarded to the Named Executive Officers for 2005 are shown in the “Bonus” column of the table captioned “Summary Compensation Table” appearing elsewhere in this proxy statement.

Executive Officer Long-Term Incentive Compensation

Long-term incentive awards, such as stock options, are designed to ensure that incentive compensation is linked to the long-term performance of Tercica’s common stock. Tercica has provided long-term compensation to certain members of senior management under Tercica’s 2004 Stock Plan. The plan provides Tercica with the ability to periodically reward key employees, including executive officers, with options to purchase shares of Tercica’s common stock as well as other stock purchase rights. The size of the option grant is generally intended to reflect the executive officer’s position with Tercica and his or her individual job performance and contributions to Tercica’s annual goals. An executive officer’s equity ownership position in Tercica is also considered in determining the size of the option grant. The value of stock options is tied to the future performance of Tercica’s common stock and provides value to the recipient only when the price of Tercica’s common stock increases above the option grant price. Through option grants and other stock awards, executives receive significant equity incentives to build long-term stockholder value. The stock options awarded to the Named Executive Officers for 2005 are shown in the table captioned “Option Grants in Last Fiscal Year” appearing elsewhere in this proxy statement.

Additional long-term equity incentives are provided through Tercica’s 2004 Employee Stock Purchase Plan in which all eligible employees, including eligible executive officers of Tercica, may purchase stock of Tercica, subject to specified limits, at 85% of fair market value.

Compensation of the Chief Executive Officer

The Committee recommended Dr. Scarlett’s 2005 salary to the Board of Directors. In setting Dr. Scarlett’s base salary for 2005, the Committee and Board of Directors evaluated the same factors for establishing the salary levels of the executive officers generally, as well as Tercica’s 2005 financial and operating performance, and the performance of Tercica’s common stock. In addition, the Committee and Board of Directors considered the status of Dr. Scarlett as Tercica’s most senior officer, a review of the compensation for chief executive officers of comparable companies, and the important role he performed in achieving overall corporate goals. No particular weighting was assigned to any factor, although the Committee and the Board of Directors weighted Tercica’s successful filing of the NDA and resultant FDA marketing approval more heavily. The Committee also believes that the bonus component of Dr. Scarlett’s overall cash compensation should represent a higher percentage of cash compensation than is the case for the other executive officers.

For 2005, Dr. Scarlett’s compensation package consisted primarily of an annual base salary of $340,000, a cash bonus award and an award of a stock option to purchase 150,000 shares of Tercica’s common stock at an exercise price of $8.32 per share. The bonus award recommended by the Committee for 2005 performance and set by the Board of Directors was $200,000, based primarily on the factors set forth above. Dr. Scarlett did not receive separate compensation for serving as a member of the Board of Directors.

The Committee also reviewed perquisites and other compensation paid to Dr. Scarlett for 2005, which included the reimbursement of $37,251 in housing and travel expenses, and found these amounts to be reasonable.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits Tercica to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

Section 162(m) and applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts adopted prior to the time a company becomes publicly held. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to Tercica’s executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with Tercica’s best interests.

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Dennis Henner, Chair

Mark Leschly

Thomas Wiggans

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return of an investment of $100 in cash for: (i) Tercica’s common stock, (ii) the Nasdaq Stock Market (U.S.) Index; and (iii) the Nasdaq Biotechnology Index. The graph assumes that $100 in cash was invested in Tercica’s common stock on March 17, 2004, the date Tercica’s common stock first started trading on the Nasdaq National Market, and that $100 in cash was invested on February 29, 2004 in each of the comparative indices. Pursuant to applicable SEC rules, all values are to assume reinvestment of the full amount of all dividends; however, no dividends have been declared on Tercica’s common stock to date. The stockholder return shown on the graph below is not necessarily indicative of future performance, and Tercica does not make or endorse any predictions as to future stockholder returns.

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Tercica under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Tercica stockholders will be “householding” Tercica’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Tercica that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Tercica Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005 or (3) contact Tercica’s Investor Relations department at (650) 624-4949. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Tercica will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/    STEPHEN N. ROSENFIELD

Stephen N. Rosenfield

Secretary

April 24, 2006

A copy of Tercica’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005, as amended, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005.

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR the nominees for director listed in Proposal 1 below.

Proposal 1. To elect three directors to hold office until the 2009 Annual Meeting of Stockholders.

	For	Withhold

01 - Alexander Barkas, Ph.D.	☐	☐

02 - Dennis Henner, Ph.D.	☐	☐

03 - Mark Leschly	☐	☐

B Ratification of Selection of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR Proposal 2 below.

		For	Against	Abstain

Proposal 2.	To ratify the selection of Ernst & Young LLP as Tercica’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐

OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in this Proxy to vote on such matters in accordance with their best judgment.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

Proxy - TERCICA, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2006

The undersigned hereby appoints John A. Scarlett, M.D. and Stephen N. Rosenfield, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Tercica, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Tercica, Inc. to be held on Tuesday, June 6, 2006 at 11:30 a.m. (local time) at 2000 Sierra Point Parkway, Brisbane, California, 94005, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on June 6, 2006.

THANK YOU FOR VOTING